Exhibit 10


                       ASSIGNMENT AGREEMENT

           ASSIGNMENT AGREEMENT (the "Agreement"), dated as of
April 28, 1998, by and between TPG Oxford LLC, a Delaware limited liability company ("TPG"), and Oxford Acquisition Corp. ("Bear").

                       W I T N E S S E T H:

           WHEREAS, pursuant to the Investment Agreement, dated as of February 23, 1998 (the "Investment Agreement"), between TPG and Oxford Health Plans, Inc. (the "Company"), TPG has the right to purchase the Securities in accordance with the terms of the Investment Agreement;

           WHEREAS, Bear desires to purchase from the Company certain of the Securities as a Designated Purchaser in accordance with the terms of the Investment Agreement; and

           WHEREAS, TPG desires to assign to Bear its right to purchase certain of the Securities from the Company in accordance with the terms of the Investment Agreement;

           NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

           Section 1. Definitions. Capitalized terms used but not defined herein shall have the meanings set forth in the Investment Agreement.

           Section 2. Assignment. (a) TPG hereby assigns (the "Assignment") to Bear its right to purchase pursuant to the Investment Agreement, and Bear hereby agrees to purchase from the Company at the Closing pursuant to and in accordance with the terms of the Investment Agreement, the following Securities (the "Assigned Securities"): (i) 3,500 shares of Series A Preferred Stock, together with Series A Warrants to purchase, subject to adjustment as set forth therein, 225,714 shares of Common Stock, and (ii) 1,500 shares of Series B Preferred Stock, together with Series B Warrants to purchase, subject to adjustment as set forth therein, (A) prior to the Shareholder Approval, 96 shares of Junior Preferred Stock, or (B) following the Shareholder Approval, 96,142 shares of Common Stock.

           (b) Bear acknowledges and agrees that the Assignment is made pursuant to and in accordance with the terms of the Investment Agreement, including without limitation Section 11.10(b) thereof, and is limited solely to the right to purchase the Assigned Securities. Bear shall have no other rights of TPG under the Investment Agreement or any rights of TPG (other than rights that by their terms are available to all holders of the relevant Securities generally) under the Certificates of Designations or the Warrants, including, without limitation, general voting rights or the right to designate directors of the Company; provided, however, that nothing


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contained herein shall limit Bear's rights as a Designated
Purchaser under the Investment Agreement.

           Section 3. Investment. (a) Bear has independently, and without reliance on TPG or any of TPG's Affiliates or any of their respective partners, officers, directors, members, employees, agents or representatives (collectively, the "TPG Parties"), made its own analysis and decision regarding whether to enter this Agreement and purchase the Assigned Securities. Bear acknowledges that no TPG Party has provided any information to Bear, nor made any statement, representation or warranty to Bear, with respect to the Company or the Assigned Securities. Bear agrees that it will, independently and without reliance on any TPG Party, continue to make its own decisions regarding the Assigned Securities, and Bear acknowledges that its exclusive rights and remedies with respect to the Assigned Securities shall be those rights and remedies accorded a Designated Purchaser under the Investment Agreement.

           (b) Bear is acquiring the Assigned Securities for its own account solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Bear acknowledges that the Securities and the Warrant Shares have not been registered under the Securities Act and may be sold or disposed of in the absence of such registration only pursuant to an exemption from the registration requirements of the Securities Act.

           Section 4. Transfer Restrictions. (a) Neither Bear nor any of its Affiliates will, without the prior written consent of TPG, during the period commencing on the date hereof and ending on the date that is one year after the date hereof, offer, sell or contract to sell, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, the Assigned Securities.

           Section 5. Agency. Bear hereby appoints TPG and authorizes TPG to act as Bear's sole and exclusive agent with respect to the administration of the indemnification provisions set forth in Section 11.05 of the Investment Agreement; provided, however, no TPG Party shall have any responsibility or liability to Bear with respect any action taken or omitted to be taken by such TPG Party in connection with this Section 5, absent gross negligence or willful misconduct on the part of such TPG Party.

           Section 6. Confidentiality. Except as required by Law, neither Bear nor any of its Affiliates will, without the prior written consent of TPG, which consent shall not be unreasonably withheld or delayed, make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement or the Investment Agreement. Prior to making any public disclosure required by applicable Law, Bear shall consult with TPG, to the extent feasible, as to the content and timing of such public announcement or press release.

           Section 7. Delivery of Letter. Bear agrees that at or prior to the Closing it will execute and deliver to the Company the letter attached as Exhibit I hereto.


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           Section 8. No Assignment. Neither this Agreement nor
any rights hereunder shall be assignable by any party hereto without the prior written consent of the other party hereto.

           Section 9. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement. Any provision of this Agreement may be amended, modified or supplemented in whole or in part at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

           Section 10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

           Section 11. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed in that State without reference to its conflict of laws rules.


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


           IN WITNESS WHEREOF, this Assignment Agreement has been executed on behalf of the parties hereto by their respective duly authorized officers, all as of the date first above written.


                                  TPG OXFORD LLC


                                  By /s/ James J. O'Brien
                                    -----------------------
                                    Name:  James J. O'Brien
                                    Title: Vice President


                                  OXFORD ACQUISITION CORP.


                                  By /s/ John D. Howard
                                    -----------------------
                                    Name:  John D. Howard
                                    Title: Executive Vice President


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


                                                          Exhibit I
                     Oxford Acquisition Corp.

                                               _________, 1998

Oxford Health Plans, Inc.
800 Connecticut Avenue
Norwalk, Connecticut 06854

Ladies and Gentlemen:

           Reference is hereby made to the Investment Agreement, dated as of February 23, 1998 (the "Investment Agreement"), between TPG Oxford LLC ("TPG") and Oxford Health Plans, Inc. (the "Company"), and the Assignment Agreement, dated as of April __, 1998 (the "Assignment Agreement"), between TPG and Oxford Acquisition Corp. ("Bear"). Capitalized terms used but not defined herein shall have the meanings set forth in the Investment Agreement or the Assignment Agreement, as the case may be.

           In connection with the assignment contemplated by the Assignment Agreement, Bear hereby represents and warrants to, and agrees with, the Company, as follows:

           (i) Bear is acquiring the Assigned Securities for its own account solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Bear acknowledges that the Assigned Securities and the Warrant Shares have not been registered under the Securities Act and may be sold or disposed of in the absence of such registration only pursuant to an exemption from the registration requirements of the Securities Act;

           (ii) Bear agrees to comply with the provisions of
Section 8.06 of the Investment Agreement as if it were the Investor thereunder; and

           (iii) Pursuant to the Assignment Agreement, Bear has appointed TPG as its exclusive agent for the purpose of administering the indemnification provisions set forth in Section
11.05 of the Investment Agreement.

                                    Very truly yours,
                                    Oxford Acquisition Corp.


                                    By
                                      -----------------------------
                                    Name:
                                    Title:


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